Jonathan Litt
Founder & CIO

November 9, 2021

American Campus Communities, Inc.
12700 Hill Country Blvd
Suite T-200
Austin, TX 78738
Cc: ACC Board of Directors

Dear Cyd, Craig, John, and Dan,

Thank you for taking the time to speak with Corey Lorinsky and me yesterday. Reflecting on our conversation, we believe the principal difference between your NAV and ours relates to the starting point of the analysis and, once this is accounted for, we continue to believe ACC is trading at a substantial discount to NAV as we outlined in our letter on November 1st.

I am available to meet with the Nominating and Governance Committee this Friday November 12th in the afternoon or Monday November 15th. Please let me know which dates/times work best for the committee members.

Thank you in advance,

Jonathan Litt

Founder & CIO

Land & Buildings Investment Management, LLC